exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Saleen Automotive, Inc.

Corona, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 28,905,763 shares of common stock of Saleen Automotive, Inc., of our report dated June 27, 2013, relating to the combined financial statements of Saleen Automotive, Inc. and SMS Signature Cars as of March 31, 2013 and 2012 and for the years then ended which appear in Saleen Automotive, Inc.’s Form 8-K filed with the Securities and Exchange Commission on June 27, 2013. We also consent to the reference to our Firm under the caption “Experts.”

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.

Los Angeles, California

March 10, 2014